Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in this Registration Statement on Form F-4 of Alpha Capital Holdco Company of our report dated February 4, 2022 relating to the financial statements of LinkApi Tecnologia S.A., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes Ltda.

São Paulo, Brazil

February 4, 2022